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Thursday, October 23, 2003

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti, President & CEO
860-435-9801 or jp@salisburybank.com
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FOR IMMEDIATE RELEASE
October 23, 2003

SALISBURY BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Lakeville, Connecticut, October 23, 2003/PRNewswire...Salisbury Bancorp, Inc. (AMEX:SAL) the holding company for Salisbury Bank and Trust Company announced today that net income for the third quarter of 2003 was $1,015,635 or $.71 per share. This compares to 2002 third quarter earnings of $978,205 or $.69 per share. For the nine months ended September 30, 2003, net income totaled $3,045,195 or $2.14 as compared to net income of $2,479,503 or $1.74 per share for the same nine months period in 2002. This improvement in earnings is primarily the result of an increase in net interest and dividend income, reductions in interest expense as well as an increase in other non-interest income.

The Company previously announced a third quarter dividend of $.23 per common share that will be paid on October 24, 2003 to shareholders of record as of September 30, 2003. This compares to a $.22 per common share dividend that was paid to shareholders for the third quarter of 2002. Year-to-date dividends total $.69 per common share for the year 2003. This compares to total year-to-date dividends of $.66 per common share a year ago and represents an increase of 4.6%.

Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company, is an independent community bank with assets in excess of $300 million and capital in excess of $28 million, which has served the communities of northwestern
Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon, Connecticut. The Bank offers a full compliment of consumer and business banking products and services as well as trust services.